Exhibit 11	Statement re: Computation of Per Share Earnings

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The following calculation of per share earnings is based on the average number of shares outstanding for the three months ended November 30, 2005.

Average number of shares outstanding for the three months ended November 30, 2005:     1,295,000 shares (i)

Loss for the three months ended November 30, 2005            $ 22,587

Net loss per common share                      $ (0.01)

(i) No shares have been issued subsequent to November 30, 2005.